Exhibit 99.2

News Release                                                                                                                   For Immediate Release

Investor Relations:

Andrea Tarbox, Vice President and CFO

847.239.8812

KAPSTONE ENTERS INTO NEW SENIOR
CREDIT AGREEMENT FOR ACQUISITION
OF CHARLESTON DIVISION

Northbrook, Illinois — June 12, 2008 - KapStone Paper and Packaging Corporation (NASDAQ: KPPC) today announced that it has entered into a senior secured credit agreement for an aggregate of up to $555 million with Bank of America, N.A., as administrative agent.  The credit facility evidenced by the credit agreement was successfully syndicated to over 15 other financial institutions.  Proceeds from the credit facility, together with cash on hand, are expected to be used to pay for KapStone’s purchase of the North Charleston Kraft Division (the “Charleston Division”) from MeadWestvaco Corporation including related transaction fees, to repay KapStone’s existing credit facility balance, and to provide for KapStone’s working capital requirements.  The funding under the credit agreement is subject to certain closing conditions, including the simultaneous closing of the acquisition of the Charleston Division, which is expected to occur in the third quarter of this year.

KapStone’s CEO, Roger Stone, said, “Successfully securing this credit facility in today’s difficult credit markets is strong affirmation of the strength that the Charleston acquisition will bring to KapStone.  The transaction is continuing to progress as we anticipated, and we look forward to closing on the acquisition in the third quarter.”

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is a leading North American producer of kraft paper and inflatable dunnage bags. The Company is the parent corporation of KapStone Kraft Paper Corporation which includes a paper mill in Roanoke Rapids, NC, and RideRite, an inflatable dunnage bag manufacturer in Fordyce, AR. The business employs approximately 700 people.

Forward Looking Statements

Certain matters discussed  in this news release , including statements regarding the proposed acquisition, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for KapStone after the acquisition and any other statements about management’s future expectations,  beliefs, goals, plans, or prospects constitute “forward-looking statements” intended to qualify for the safe harbor from liability established by the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs, assumptions and current expectations and are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. The potential risks and uncertainties include, among others, the possibility that the acquisition of the Charleston Division will not close or that the closing may be delayed, the ability of KapStone to successfully integrate Charleston’s operations and employees, the ability to realize anticipated synergies and cost savings, general economic conditions and industry specific conditions. In addition, please refer to the documents that KapStone files with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. These filings identify and address other important risk factors that could cause KapStone’s financial and operational results to differ materially from those contained in the forward-looking statements set forth in this document. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except to the extent required by law, KapStone undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.